EXECUTIVE SEVERANCE PLAN

This Executive Severance Plan (the “Plan”) has been adopted as of [Date] (the “Effective Date”) by PDL BioPharma, Inc. (the “Company”) for the purpose of providing severance benefits for a select group of key management personnel of the Company who have been designated as participants (“Participants”) in the Plan through the action of the Compensation Committee of the Board on the terms and conditions set forth herein.

1.Purpose and Intent.
(a)The Plan is intended to be a top-hat “welfare benefit plan” under Section 3(1) of ERISA, and a “severance pay plan” within the scope of Department of Labor Regulation Section 2510.3-2(b). The Plan is intended to be exempt from Code Section 409A to the maximum extent possible pursuant to the short term deferral and separation pay exemptions set forth in Treasury Regulation Section 1.409A-1(b)(4) and (9), and shall be interpreted consistent with such regulations, and, to the extent not exempt from Code Section 409A, to be in compliance with all requirements of Code Section 409A and the regulations and guidance promulgated thereunder, and shall be interpreted in a manner consistent with this intent.
(b)The Company has adopted the Plan based on the determination of the Board and the Compensation Committee of the Board that it is essential to the best interests of the Company’s stockholders to foster the continued employment and retention of key management personnel and has determined that providing such severance compensation to its executives is appropriate to promote the interests of the Company.

2.Term. The Plan shall be in effect from the Effective Date and shall continue indefinitely unless and until the Plan is terminated by the Company. Termination, amendment or modification of the Plan is, however, permitted; provided that any termination, amendment or modification of the Plan shall only be effective after six (6) months’ written notice provided to the Participants; provided, further, that if the Plan is still in effect as of the date there is a Change in Control, the amendment, modification or termination of the Plan that would otherwise have become effective following the consummation of the Change in Control will not be effective earlier than the second (2nd) anniversary of the date the Change in Control was consummated.

3.Definitions.
(a)“Administrator” shall mean the individual(s) or the committee designated by the Committee to administer the Plan as provided herein.
(b)“Base Salary Percentage” means the percentage of a Participant’s annual base salary payable as part of the Participant’s severance benefits under the Plan. Each Participant shall have a Base Salary Percentage specified in the Participant’s Notice of Participation.
(c)“Board” means the board of directors of the Company.
(d)“Bonus Percentage” means the percentage of a Participant’s annual target bonus payable as part of the Participant’s severance benefits under the Plan. Each Participant shall have a Bonus Percentage specified in the Participant’s Notice of Participation.
(e)“Cause” means the occurrence of any of the following:
(i)the Participant’s intentional theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit or falsification of any Company documents or records;
(ii)the Participant’s material failure to abide by the Company’s code of conduct or other written policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct);

(iii)the Participant’s material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, your improper use or disclosure of Company confidential or proprietary information);
(iv)any willful act by the Participant that has a material detrimental effect on the Company’s reputation or business;
(v)the Participant’s repeated failure or inability to perform reasonable assigned duties after written notice from the Participant’s supervisor or the Board, and a reasonable opportunity to cure, such failure or inability;
(vi)any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement with the Company, which breach is not cured pursuant to the terms of such agreement or within twenty (20) days of receiving written notice of such breach;
(vii)the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty or misappropriation, or which impairs the Participant’s ability to perform his or her duties with the Company.
For purposes of the foregoing, no act or omission will be deemed ‘willful’ unless done, or omitted to be done, by the Participant without a reasonable good faith belief that the Participant was acting in the best interest of the Company.
For purposes of clarity and avoidance of doubt, a termination without Cause does not include a termination that occurs as a result of a Participant’s death or disability.
(f)“Change in Control” means any transaction which results in either of the following circumstances:
(i)any “person” (as such term is used to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (i) the outstanding shares of common stock of the Company or (ii) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or
(ii)the Company (i) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (ii) sells or disposes of all or substantially all of the Company’s assets (or any transaction or combination of transactions having similar effect is consummated), or (iii) the individuals constituting the Board of Directors immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board of Directors, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.
(g) “COBRA” refers to the provisions of the Consolidated Omnibus Reconciliation Act of 19895 providing participants in group health plans with certain rights to continue coverage under such plans at the participant’s expense.
(h)“Code” means the Internal Revenue Code of 1986, as amended (the “Code”).
(i)“Committee” means, unless otherwise determined by the Board, the Compensation Committee of the Board.

(j)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
(k) “Good Reason” for the resignation of a Participant shall be deemed to have occurred if all of the following requirements are satisfied:
(i)One of the following conditions has come into existence:
(1)a material diminution in the Participant’s authority, duties or responsibilities, causing your position to be of materially lesser rank or responsibility within PDL such as would constitute a demotion other than a demotion for Cause;
(2)a material reduction in the Participant’s annual base salary, unless reductions comparable in amount and duration are concurrently made for all other Company officers, such material reduction not resulting from Cause;
(3)a requirement that the Participant relocate to work at a location more than fifty (50) miles from Incline Village, Nevada; or
(4)any action or inaction by the Company that constitutes, with respect to the Participant, a material breach of the Participant’s employment agreement or offer letter;
(ii)The Participant provides notice in writing to the Company of the condition claimed to constitute Good Reason for the Participant’s resignation within thirty (30) days of the initial existence of such condition;
(iii)The Company fails to remedy the condition within thirty (30) days of the Company’s receipt of the notice of the Good Reason condition; and
(iv)The Participant must separate from service with the Company no later than ninety (90) days following the initial existence of the Good Reason condition.
(l)“Notice of Participation” mean the notice provided to each Participant of his or her eligibility potentially to receive benefits provided under the Plan, and specifying such specific information as the Committee deems appropriate, including certain provisions regarding the amount or extent of payments or benefits provided for under the Plan. No employee of the Company shall be considered to be a Participant unless and until such employee has received a Notice of Participation indicating such employee’s status as a Participant in the Plan.

4.Termination Benefits.
(a)A Participant who is terminated from his or her employment with the Company other than for Cause or who resigns for Good Reason, and who meets all other requirements for benefits under the Plan, shall receive, within five (5) days of the effective date of the Release (as defined below), a lump sum payment equal to the sum of:
(i)An amount equal to a portion of the Participant’s annual base salary as in effect immediately prior to the Participant’s separation (or prior to any reduction in base salary that constituted a Good Reason for the Participant to resign) determined by applying the Participant’s Base Salary Percentage to the Participant’s annual base salary; plus
(ii)An amount equal to a portion of the Participant’s annual target bonus for the year in which the termination of employment occurs determined by applying the Participant’s Bonus Percentage to such target bonus.
(b)In addition, a Participant who is eligible for benefits under the Plan and who elects to continue his or her group health benefits pursuant to COBRA shall only be obligated to pay a COBRA premium equal to the amount payable by the Participant while the Participant was actively employed (rather than the normal, higher COBRA premium) for a period as provided in the Participant’s Notice of Participation, following which the Participant, if eligible, will be required to pay the full COBRA premium for continuation of group health coverage thereafter.

5.Additional Requirements for Eligibility for Plan Benefits.
(a)Notwithstanding any other provision in the Plan to the contrary, a requirement for receiving benefits hereunder, and as consideration for receipt of such benefits, a Participant must execute a Release, and the Release must not be revoked after being executed during the revocation period specified in the Release. In addition, the Release must become irrevocable no later than fifty-five (55) days following the date of the Participant’s termination of employment.
(b)If a Participant is provided with an anticipated date as of which the Participant’s employment shall terminate, the Participant’s resignation prior to such date shall disqualify the Participant from any entitlement to benefits under the Plan. Notification of an anticipated termination of employment date shall not be deemed to constitute Good Reason for a Participant’s resignation under the Plan.

6.Administration.
(a)The Plan shall be administered by the Administrator. Subject to the express provisions of the Plan, the Administrator shall have the authority to determine the terms and conditions of the Severance Benefit hereunder, including, without limitation, (i) the Participants to whom, and the time or times at which the Severance Benefit is provided; (ii) the amount and form of a Participant’s Severance Benefit; and (iii) to correct any defects, supply any omission or reconcile any inconsistency in any Severance Benefit, the Plan and any documents related to the Severance Benefit.
(b)Subject to the express provisions of the Plan, the Administrator shall have authority to interpret and construe the Plan, to prescribe, amend and rescind rules, procedures and regulations relating to it and to make all other determinations (including legal and factual) deemed necessary or advisable for the administration of the Plan. All determinations and decisions of the Administrator, the Committee, the Board and any delegatee of the Administrator pursuant to its authority under the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law, so long as not inconsistent with the Plan.
(c)The Administrator, the Board or the Committee may appoint agents, officers or employees of the Company or a Subsidiary to assist in administering the Plan. The Administrator, the Board and the Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company or a Subsidiary, the Company’s independent auditors, consultants, attorneys or any other agent assisting in the administration of the Plan. The Administrator, the Board and the Committee and each member thereof, and any officer or employee of the Company or a Subsidiary acting at their direction or on their behalf shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall be fully indemnified and protected by the Company with respect to any such action or determination to the maximum extent permitted by the terms of the Company’s by-laws and applicable law.

7.Claims Procedures and Appeals.
(a)Procedure for Granting or Denying Claims. A Participant, or his or her duly authorized representative (a “claimant”), may file a claim for payment of benefits under the Plan. Such a claim must be made in writing and be delivered to the Administrator, in person, by electronic mail or by certified mail, postage paid. Within ninety (90) days after receipt of such claim, the Administrator shall notify the claimant of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed ninety (90) days from the end of the initial ninety (90) day period. If such extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial ninety (90) day period. The Administrator shall have full discretion to deny or grant a claim in whole or in part, in accordance with the provisions of the Plan.
(b)Requirement for Notice of Claim Denial. The Administrator shall provide to every claimant who is denied a claim for benefits a written or electronic notice setting forth in a manner calculated to be understood by the claimant:
(i)The specific reason or reasons for the denial;
(ii)Specific reference to pertinent Plan provisions on which the denial is based;
(iii)A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and
(iv)An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.
(c)Right to Appeal and Request Hearing on Claim Denial. Within sixty (60) days after receipt by the claimant of written or electronic notification of the denial (in whole or in part) of his or her claim, the claimant or his or her duly authorized representative (including, but not limited to, his or her counsel) may make a written application to the Administrator, in person, by electronic mail or by certified mail, postage prepaid, to be afforded a full and fair review of such denial. The claimant or his or her duly authorized representative may submit written comments, documents, records, and other information relating to the claim for benefits. Moreover, the claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The request for a review may include a request for a hearing; provided only the claimant and the Administrator may be present at any hearing granted by the Administrator.
(d)Disposition of Disputed Claims. Upon receipt of a request for review, the Administrator shall make a decision on the claim. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision on review shall be made not later than sixty (60) days after the Administrator’s receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than one hundred twenty (120) days after receipt of the request for review. If an extension is necessary, the claimant shall be given written notice of the extension prior to the expiration of the initial sixty (60) day period. The Administrator shall provide the claimant with written or electronic notification of the Plan’s determination on review. In the case of an adverse determination, the notification shall set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the decision as well as specific references to the Plan provisions on which the decision was based. The decision shall also include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. Moreover, the decision shall contain a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
(e)Bar to Legal Action. No legal action may be commenced or maintained against the Plan prior to the claimant’s exhaustion of the claims procedures set forth in this Section 7. In addition, no legal action may be commenced against the Plan more than ninety (90) days after the Administrator’s decision on review pursuant to Section 8(d) of the Plan.
(f)Named Fiduciary. The Administrator shall be the Named Fiduciary of the Plan for purposes of ERISA Section 402(a)(1).

8.Tax Matters.
(a)The Plan is intended to be exempt from Code Section 409A by reason of the exemptions for certain separation pay plans and short term deferrals found in Treasury Regulation Section 1.409A-1(b)(4) and (9) and shall in all respects be administered and interpreted in accordance with the requirements of these exemptions.
(b)The Company shall be entitled to withhold from any amounts payable under the

Plan all taxes as legally shall be required to be withheld (including, without limitation, any United States federal taxes and any other state, city or local taxes).
(c)If benefits under the Plan are deemed to be contingent payments related to a change in control of the Company such that payments are required to be taken into account under the provisions of Code Section 280G, and the value of Plan benefits, along with other contingent payments, are such that payments, in the aggregate, would, if paid in full, constitute “parachute payments” within the meaning of Code Section 280G, and, but for this Section 8(c), would be subject to the excise tax imposed by Code Section 4999, then a Participant’s payments under the Plan shall be automatically be reduced to the extent necessary avoid the aforementioned excise tax; provided, however, that if a Participant is still subject to the aforementioned excise tax even if no benefits were payable pursuant to the Plan, then the reduction provided for in this Section 8(c) shall not be applicable.

9.Employment Status.

In accordance with the Offer Letter, the employment of the Executive by the Company is “at will,” and may be terminated by either the Executive or the Company at any time, subject to applicable law.

10.Severability.
In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of the Plan are not part of the provisions hereof and shall have no force and effect.

11.Modification, Amendment and Termination.
The Plan may be modified or amended by the Company at any time and from time to time, and may be terminated by the Company at any time; provided, however, that no modification or amendment of the Plan that is detrimental to a Participant, and no termination of the Plan shall be effective unless the notice requirements of Section 2 of the Plan are satisfied, or if the notice requirements of Section 2 are waived by the affected Participants.

12.Applicable Law.
To the extent not preempted by ERISA or other laws of the United States, the laws of the state of Nevada shall be the controlling law in all matters relating to this Agreement.
OTHER INFORMATION FOR PARTICIPANTS REGARDING THE PLAN
PLEASE NOTE: The following material is included as information for Participants and as required by the disclosure rules of ERISA and is not to be interpreted as a constituting a part of the Plan or as being operative provisions of the governing plan documents. Some of the disclosure materials below are prepared statements provided by the U.S. Department of Labor for general application and may, as a result, include statements that are not applicable to the Plan.
YOUR RIGHTS UNDER ERISA

As a participant, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). This federal law provides that you have the right to:
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
In addition, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining your benefits or exercising your rights under ERISA.
If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
Additional Information Required by ERISA.
Name, address, and telephone number of the Plan Sponsor:
[INSERT INFORMATION]
Employer identification number of the Plan Sponsor: [INSERT INFORMATION]

Plan number: 50_
Type of plan: Severance pay plan
Type of administration: The Plan is administered by the Company. The Company has the maximum discretion permitted by law to interpret the Plan, to determine eligibility for separation pay benefits under the Plan, and to determine all rights under the Plan.
Name, address and telephone number of Plan Administrator:
[INSERT INFORMATION]
Agent for Service of Legal Process:
[INSERT ADDRESS AND PHONE NUMBER]
Source of benefits: The general assets of the Company. No amounts have been or will be set aside in a trust or other separate account to pay Severance Benefits.
Plan Year: The calendar year (January 1 to December 31)

Schedule of benefits
The amount of severance each of the following executive officers is eligible to receive if terminated without Cause or such executive officer resigns for Good Reason where there is no change of control is set forth below:

Name	Title	% of Annual Base Salary	% of Target Annual Bonus	Number of Months of COBRA Premiums
Dominique Monnet	President and Chief Executive Officer	100%	100%	12
Peter Garcia	Vice President and Chief Financial Officer	100%	75%	12
Christopher L. Stone	Vice President, General Counsel and Secretary	100%	75%	12
Jill Jene, Ph.D.	Vice President of Business Development	100%	75%	12
Edward Imbrogno	Vice President, Finance	100%	75%	12

If the following executive officers’ employment is terminated without Cause or such executive officer resigns for Good Reason within two years of a change of control, as such term is defined in the Severance Plan, the amount of severance such executive officer is eligible to receive is set forth in the chart below:

Name	Title	% of Annual Base Salary	% of Target Annual Bonus	Number of Months of COBRA Premiums
Dominique Monnet	President and Chief Executive Officer	300%	300%	12
Peter Garcia	Vice President and Chief Financial Officer	200%	200%	12
Christopher L. Stone	Vice President, General Counsel and Secretary	200%	200%	12
Jill Jene, Ph.D.	Vice President of Business Development	200%	200%	12
Edward Imbrogno	Vice President, Finance	200%	200%	12